EXCLUSIVE LICENSE AGREEMENT
Johns Hopkins University, Institute of Organic Chemistry and Biochemistry of the Czech Academy of Sciences and BullFrog AI Holdings. Inc.
JHU Agreement Number A41090

This exclusive license agreement ("AGREEMENT") is entered into by and among the Johns Hopkins University, a State of Maryland corporation, having an address at 3400 N. Charles Street, Baltimore, Maryland, 21218-2695 ("JHU"), and the Institute of Organic Chemistry and Biochemistry of the Czech Academy of Sciences (Ústav organické chemie a biochemie AV ČR, v. v. i.), having an address at Flemingovo nám. 542/2, 160 00 Praha 6, Czech Republic ("IOCB") (collectively, the "LICENSORS"), and BullFrog AI Holdings, Inc., a Nevada corporation having an address at 325 Ellington Blvd., #317, Gaithersburg, MD 20878 ("LICENSEE"), and is effective on the date of publication in the Register of Contracts pursuant to Section 14 of the Act on the Register of Contracts and Section 12.6 of this AGREEMENT ("EFFECTIVE DATE").

RECITALS

WHEREAS, JHU and IOCB jointly developed and own, by assignment or otherwise from members of its faculty and staff, certain valuable inventions, know-how, and data identified as JHU Ref. C14956 entitled "Mebendazole Prodrugs with Enhanced Solubility and Oral Bioavailability" and as specified in Exhibit A-1, which LICENSORS desire to have commercialized to make useful products and services available for the benefit of the public, including members of undeveloped countries and poor populations, as soon as possible, in accordance with LICENSORS' mission and purpose; and

WHEREAS, LICENSORS have entered into an Inter-institutional Agreement (IIA) effective as of January 11, 2019 (JHU Agreement Ref. A34675) which authorizes JHU to administer, protect and seek commercialization opportunities for JHU Ref C14956 on behalf of both JHU and IOCB; and

WHEREAS, LICENSEE desires to obtain certain rights in accordance with this AGREEMENT so that it may develop, manufacture, use and/or distribute certain products and services for public use and benefit as soon as possible.

NOW THEREFORE, the parties agree, with the intent to be legally bound, as follows:

1. **DEFINITIONS AND SCOPE**

   Capitalized terms have the meanings provided by Exhibit B or as defined in the body of this AGREEMENT.

2. **GRANT OF LICENSES**

   2.1. **Grant of Exclusive Patent License**. Subject to this AGREEMENT, LICENSORS grant LICENSEE an exclusive license under the LICENSED PATENTS to make, have made, use, import, export, offer to sell and sell LICENSED PRODUCTS in the LICENSED TERRITORY and FIELD OF USE and to grant SUBLICENSES subject to the limitations provided by this AGREEMENT.

   2.2. **Grant of Non-Exclusive Right to Use Data, and Know-How**. LICENSORS grant LICENSEE a non-exclusive right to use the LICENSED DATA, or LICENSED

KNOW-HOW, existing as of the EFFECTIVE DATE of this AGREEMENT and as identified in and subject to restrictions identified in Exhibit A-1 within the FIELD OF USE and LICENSED TERRITORY. This right to use is granted solely to LICENSEE to permit LICENSEE to make, have made, use, import, export, offer to sell, sell, develop, and commercialize LICENSED PRODUCTS in the LICENSED TERRITORY in the FIELD OF USE, provided that LICENSEE may grant SUBLICENSES to LICENSED DATA and LICENSED KNOW-HOW, solely in connection with SUBLICENSES of the LICENSED PATENTS and solely to the extent needed to practice the LICENSED PATENTS and subject to the limitations provided by this AGREEMENT.

2.3. **Affiliate Rights and Obligations**. The LICENSED RIGHTS granted herein extend to AFFILIATES, except that AFFILIATES may not grant SUBLICENSES without LICENSORS' written consent. An AFFILIATE that exercises rights under this AGREEMENT shall automatically be bound by all terms and conditions of this AGREEMENT, including but not limited to indemnity and insurance provisions and the obligation to pay ROYALTIES. All obligations, acts or omissions by an AFFILIATE shall be considered obligations, acts or omissions of LICENSEE, which is, and shall remain, liable for them.

2.4. **Sublicense Notification**. LICENSEE shall provide a complete and unredacted copy of each SUBLICENSE to LICENSORS (through JHU) within thirty (30) days of execution. Each SUBLICENSE shall (i) expressly reference this AGREEMENT and declare void and unenforceable against LICENSORS any terms contrary to this AGREEMENT; (ii) prohibit sublicensing by the SUBLICENSEE; (iii) expressly incorporate the Articles (inclusive of subsections) of this AGREEMENT numbered 4, 5, 6, 7, 8, 9, 10, 11, and 12 for the benefit of LICENSORS; and (iv) acknowledge LICENSORS as a third party beneficiaries of the SUBLICENSE having the right to audit and enforce its terms and (v) expressly require SUBLICENSEE to provide LICENSEE diligence reports on an annual basis for the express purpose of providing those SUBLICENSEE diligence reports to LICENSORS (through JHU). In addition, each SUBLICENSE shall provide for its own immediate termination or expiration upon termination or expiration of this AGREEMENT, unless LICENSEE's entire right and interest in such SUBLICENSE (including all rights to receive ROYALTIES and other payments) is assigned in writing to LICENSORS with JHU's consent, which shall not be unreasonably withheld or delayed. Failure to comply with the requirements of this Section 2.4 shall cause any purported SUBLICENSE to be void.

2.5. **Retained Research and Publication Rights.** LICENSORS retain the unrestricted right, on behalf of themselves, and each of their respective faculty and staff and non-profit academic or research institutions to whom JHU and/or IOCB extends such rights, to practice and use, either jointly or individually, any LICENSED RIGHTS described in Exhibit A-1 for any research or non-profit purpose, including sponsored research and collaborations with commercial entities and assessment and treatment of patients at Johns Hopkins Health System/JHU institutions. In addition, the right of JHU and/or IOCB's faculty and staff to publish all information concerning what is described in Exhibit A-1 shall not be restricted by this AGREEMENT.

2.6. **Government Rights.** LICENSED PATENTS arising from research funded in whole

or part by the United States government are subject to the Bayh Dole Act and its implementing regulations (35 U.S.C. §§ 200-204, 37 CFR Part 401) (collectively, "Bayh Dole Obligations"), including requirements to take effective steps in a reasonable time to achieve practical application of the LICENSED PATENTS in the FIELD OF USE and to assure LICENSED PRODUCTS sold or produced in the United States be "manufactured substantially in the United States." LICENSEE shall comply with, and cooperate with, JHU in assuring compliance with the Bayh Dole Obligations. JHU's obligations under Title 35 Sections 200-204 of the United States Code include the grant of an irrevocable, non-exclusive, nontransferable, royalty-free worldwide license to LICENSED PATENTS by JHU to the United States government, and a statement of United States government patent rights on all LICENSED PATENTS. All determinations of federal research funding involvement will be made solely by JHU, and JHU's determination shall be honored by LICENSEE.

2.7. Humanitarian Rights and Obligations.

2.7.1. The parties will cooperate such that essential medicines developed under this AGREEMENT can be made available in LEAST DEVELOPED COUNTRIES. LICENSORS agree to consider reasonable requests of LICENSEE for a commensurate reduction of payment obligations to LICENSORS to facilitate the availability of LICENSED PRODUCTS in such countries.

2.7.2. Provided JHU first consults with LICENSEE, pursuant to this Section 2.7.2, LICENSORS retain the right to grant rights to manufacture, use, distribute, sell and import the LICENSED RIGHTS described in Exhibit A-1 to a QUALIFIED HUMANITARIAN ORGANIZATION for HUMANITARIAN PURPOSES, provided that any such grant shall expressly prohibit the manufacture, use, distribution, sale or importation of any LICENSED PRODUCT in a country other than a LEAST DEVELOPED COUNTRY. Prior to granting such rights, LICENSORS (through JHU) will notify LICENSEE, and LICENSEE shall have the first right to grant such rights to such QUALIFIED HUMANITARIAN ORGANIZATION.

2.8. Commercial Development Sublicenses. In the event LICENSEE is unable or unwilling to develop a LICENSED PRODUCT for an unserved market, use, indication or territory, upon JHU's written request and LICENSEE'S failure to provide LICENSORS (through JHU) with a reasonable development plan for such unserved market, use, indication, or territory within ninety (90) days of such written request, LICENSEE shall negotiate with one or more potential sublicensees identified by LICENSORS to authorize development of such product. LICENSEE shall not, however, be obligated to enter into a sublicense that poses a material risk to the successful development and commercialization of LICENSED PRODUCTS by LICENSEE.

2.9. Exclusions. Nothing in this AGREEMENT imposes obligations on LICENSORS or grant rights in any LICENSORS technology, intellectual property or other assets except as expressly identified in this AGREEMENT. Except as specifically provided

in this AGREEMENT, LICENSORS do not have any obligation to provide to LICENSEE any know how, inventions, data, materials, or assistance.

3. DILIGENCE AND DILIGENCE REPORTS

3.1. Milestones. LICENSEE shall achieve the MILESTONES set forth in Exhibit A-3 and shall notify LICENSORS of the achievement of each MILESTONE within thirty (30) days of achieving them.

3.2. Extension of Diligence Milestone. Prior to missing a MILESTONE, LICENSEE may request, in writing, an extension of the period for achieving a diligence MILESTONE set forth in Exhibit A-3 (each a MILESTONE) by up to six months. LICENSORS (through JHU) will grant the requested extension provided (i) LICENSEE has diligently pursued achievement of the MILESTONE; and (ii) LICENSEE remits the milestone payment amount within thirty (30) days of achievement of the delayed MILESTONE. The extension of a MILESTONE shall automatically extend the deadline for subsequent MILESTONES of Exhibit A-3 respecting the same subject matter by like amount. LICENSEE may seek extensions for MILESTONES no more than twice during the term of this AGREEMENT.

3.3. Diligence Reports. Annually, on or before March 1 of each year, LICENSEE shall submit a Diligence Report for the prior calendar year to LICENSORS substantially in the form attached as Exhibit D and in sufficient detail to facilitate JHU's compliance with its Bayh Dole Obligations. Reports may be submitted electronically to JHU via JHTVReports@JHU.edu and for IOCB to martin.fusek@uochb.cas.cz.

4. FEES, ROYALTIES, AND MILESTONES CONSIDERATION

4.1. Licensee's Obligation to Pay Fees, Royalties and Other Payments. As partial consideration for the rights granted by LICENSORS under this AGREEMENT, LICENSEE shall pay to LICENSORS (through JHU) all ROYALTIES, fees, PAST PATENT COSTS, PATENT COSTS, SUBLICENSE NON-ROYALTY CONSIDERATION, and other payments LICENSED PARTIES are required to pay LICENSORS under this AGREEMENT. SALES, actions, or omissions by any LICENSED PARTY are deemed to be SALES, actions, or omissions of LICENSEE.

4.2. Upfront License Fee. LICENSEE shall pay to LICENSORS (through JHU) a nonrefundable UPFRONT LICENSE FEE as specified in Exhibit A-2 within thirty (30) days of the EXECUTION DATE. The UPFRONT LICENSE FEE paid by LICENSEE to LICENSORS shall not be credited towards any other payments LICENSEE is required to pay LICENSORS under this AGREEMENT.

4.3. Patent Costs. LICENSEE shall reimburse LICENSORS (through JHU) for all PAST PATENT COSTS specified in Exhibit A-2 according to the time schedule specified in Exhibit A-2. PATENT COSTS will be invoiced to LICENSEE on a rolling basis as processed by LICENSORS or LICENSORS' patent counsel and are due and payable within thirty (30) days of receipt by LICENSEE.

4.4. Minimum Annual Royalty. By January 1 of each calendar year, LICENSEE shall pay LICENSORS (through JHU) the MINIMUM ANNUAL ROYALTY ("MAR") specified in Exhibit A-2. MAR payments are non-refundable and will be credited against ROYALTIES incurred by LICENSEE for the calendar year in which the MAR

was due. No MAR credits will be applied to ROYALTIES incurred in prior or subsequent calendar years.

4.5. Royalties on Licensed Products and Reports. Within forty-five (45) days of the end of each calendar quarter following FIRST COMMERCIAL SALE, LICENSEE shall pay ROYALTIES in accordance with Exhibit A-2 and submit the electronic Excel Quarterly SALES & ROYALTY Report set forth in Exhibit C. ROYALTIES shall be paid on all SALES, use or manufacture of LICENSED PRODUCTS in the LICENSED TERRITORY by all LICENSED PARTIES.

4.6. Milestone Payments. Within thirty (30) days of achieving a MILESTONE, LICENSEE shall pay the related milestone payment to LICENSORS (through JHU) as specified in Exhibit A-3.

4.7. Patent Expiration and Royalty Adjustments.

4.7.1. Expiration of Valid Claims. Upon expiration of all VALID CLAIMS, LICENSEE's ROYALTY obligation shall be reduced by 50% until the obligation to pay royalties ends pursuant to Section 4.8 of this Agreement.

4.7.2. Royalty Stacking. In the event LICENSEE pays royalties on one or more third party patents ("OTHER ROYALTIES") as a requirement to make, use or sell an active component or active ingredient in a LICENSED PRODUCT, then the LICENSEE may deduct 50% of the amount paid for such OTHER ROYALTY from the ROYALTIES owed to JHU under this AGREEMENT. At no time, however, may the effective ROYALTY rate applicable to a LICENSED PRODUCT that requires OTHER ROYALTIES be less than 50% of the applicable ROYALTY rate as set forth in Exhibit A-2. No deduction under this Section 4.9.2 shall be made for OTHER ROYALTIES paid to an AFFILIATE, division, or corporation sharing a common business location or any corporate officer with LICENSEE or to any SUBLICENSEE.

4.8. Royalty Duration. LICENSEE's obligation to pay ROYALTIES on SALES of each LICENSED PRODUCT shall remain in effect for the longer of (i) 10 years from date of FIRST COMMERCIAL SALE, or (ii) the expiration of all VALID CLAIMS, and thereafter LICENSEE shall no longer be obligated to pay ROYALTIES in connection with the SALES of each LICENSED PRODUCT.

4.8.1. International Licensed Products. The duration of the LICENSEE's obligation to pay ROYALTIES shall be determined on a country-by-country basis from the date of FIRST COMMERCIAL SALE to the date of expiration of all VALID CLAIMS.

4.9. Sublicense Non-Royalty Consideration. LICENSEE shall pay to JHU the SUBLICENSE NON-ROYALTY CONSIDERATION as stated on Exhibit A-2 within sixty (60) days of receipt of SUBLICENSE NON-ROYALTY CONSIDERATION by LICENSEE.

4.10. Assignment Fee. LICENSEE shall pay to JHU an assignment fee as provided for in Exhibit A-4 within sixty (60) days of receipt of assignment consideration from its assignee.

4.11. Currency. All payments by LICENSEE to JHU shall be made in U.S. Dollars. Computation of conversion to U.S. Dollars from foreign currency transactions shall be made on a quarterly basis using the exchange rate quoted by United States Federal Reserve Bank for the last business day of the calendar quarter for which payment is due.

4.12. Non-U.S. Taxes. LICENSEE shall pay all non-U.S. taxes imposed on all amounts payable by LICENSEE under this AGREEMENT. Such tax payments are not deductible from any payments due to JHU.

4.13. Invoicing by JHU. Payments shall be due in accordance with this AGREEMENT, and JHU shall invoice LICENSEE for all amounts due to LICENSORS and such invoices may be sent to LICENSEE in electronic form via e-mail sent to the e-mail address supplied by LICENSEE from time to time, and will be deemed received by LICENSEE upon transmission. For clarity, (a) all amounts payable by LICENSEE under this AGREEMENT are owed jointly to the LICENSORS (e.g., if a Milestone is achieved requiring a $1,000,000 Milestone payment by LICENSEE, only one Milestone payment of $1,000,000 is owed jointly to the LICENSORS and the LICENSORS are responsible for allocating that payment amongst themselves), (b) the obligation of LICENSEE to make a payment to LICENSORS shall be deemed fulfilled upon receipt of the due amount by JHU, and (c) JHU shall forward to IOCB the appropriate amount of such payment due to IOCB in accordance with the IIAs and any other agreement between the LICENSORS.

4.14. Purchase Orders. If at any time LICENSEE requires a Purchase Order to complete payment to JHU under this AGREEMENT or a new Purchase Order number is issued on an annual basis, LICENSEE shall provide Purchase Order No. with JHU Agreement A41090 to JHTVReports@JHU.edu or other email address provided by JHTV. Alternatively, LICENSEE may inform JHU of need for or change in Purchase Order number on the electronic Excel Quarterly Royalty and Sales Report

4.15. Payment Methods. All payments to LICENSORS (through JHU) shall be made either by check or wire transfer, in accordance with the payment instructions set forth in Exhibit A-2 as may be updated from time to time.

4.16. Interest. Payments not received when due shall bear interest at the rate of six percent (6%) per annum (compounded monthly) from the date due until paid in full.

4.17. One Royalty. In the event that a LICENSED PRODUCT is also deemed to be a "LICENSED PRODUCT" as defined in the Exclusive License Agreement entered into by and between JHU and LICENSEE dated as of February 22, 2022 (the "JHU LICENSE"), LICENSEE shall immediately provide notice to JHU and IOCB. In such event, JHU, IOCB, and LICENSEE shall negotiate in good faith to find a reasonable compromise to reduce the royalty burden on LICENSEE.

5. ROYALTY REPORTS AND ACCOUNTING

5.1. Royalty Reports. Beginning with the FIRST COMMERCIAL SALE of a LICENSED PRODUCT, LICENSEE shall thereafter submit to LICENSORS (through JHU) a Quarterly Sales and Royalty Report thirty (30) days after the end of each calendar quarter (even if there are no sales during that quarter), along with royalty payment

under Section 4.6. LICENSEE agrees to submit an electronic Excel royalty report using the electronic royalty report template provided by JHU. This report will be in the form of Exhibit C and will state the number, description, and aggregate SALES of LICENSED PRODUCTS during the completed calendar quarter. All indicated columns shall be populated as they pertain to the completed calendar quarter with adjustments and unusual occurrences documented.

5.2. Accounting and Audit Rights. Each LICENSED PARTY shall maintain complete and accurate books and records, for no less than seven years, relating to the rights and obligations under this AGREEMENT and any amounts payable to LICENSORS. Such books and records shall include information sufficient to permit LICENSORS to confirm the accuracy and completeness of any payments and reports delivered to LICENSORS and compliance in all other respects with this AGREEMENT. Upon 14 days' notice, a LICENSED PARTY shall make such books and records available for inspection by LICENSORS (through JHU) or their designee (provided that such designee has signed a confidentiality agreement with terms consistent with those in Article 6 of this Agreement) during normal business hours, to verify any reports, accuracy and completeness of payments and/or compliance with this AGREEMENT. In the event the inspections show an underpayment to LICENSORS of 5% or more for any quarter during the period examined, LICENSEE shall bear the full cost of the inspection, which shall be due and payable (along with past due ROYALTY, ROYALTY shortfall and other payment amounts plus interest per Section 4.16 from the date that such payments should have been made to LICENSORS) within thirty (30) days of receiving notice from JHU of the inspection results. LICENSORS may exercise this inspection right not more than annually, unless prior inspections show consistent underpayment of 10% or more (in which case LICENSORS may conduct follow up inspections at their discretion). The foregoing inspection right of LICENSORS and LICENSEE obligations shall survive for seven (7) years following termination or expiration of this AGREEMENT.

5.3. Statute of Limitations. Notwithstanding any applicable statute of limitation, LICENSEE agrees that it shall pay LICENSORS (through JHU) for any underpayments revealed by an inspection for a period of seven (7) years prior to the inspection.

5.4. Final Royalty Report and Payment. Within ninety (90) days of termination of this AGREEMENT, each LICENSED PARTY shall submit a final written Sales and Royalty Report and pay all outstanding amounts due under this AGREEMENT.

6. CONFIDENTIAL INFORMATION

6.1. Term of Confidentiality. During the term of this AGREEMENT and for a period of seven (7) years thereafter, the parties agree that all CONFIDENTIAL INFORMATION disclosed by a party shall be maintained in confidence by the receiving party and shall not be disclosed by the receiving party to any third party unless agreed to in writing by the disclosing party or compelled by a court of competent jurisdiction; nor shall any such CONFIDENTIAL INFORMATION be used by the receiving party for any purposes other than those contemplated by this AGREEMENT. Notwithstanding the foregoing, confidentiality obligations stated in

this Article 6 in respect of Confidential Information related to LICENSED PATENTS, LICENSED KNOW-HOW and LICENSED DATA, shall remain in force during the Term and thereafter until the later of either (i) a period of ten (10) years, or (ii) the expiration of the last VALID CLAIM in any LICENSED PATENT.

6.2. Standard for Confidentiality. Each party shall maintain the security of CONFIDENTIAL INFORMATION it receives from the other party by employing reasonable safeguards that are no less secure than those used to protect its own confidential records.

6.3. Permitted Disclosures. These obligations respecting CONFIDENTIAL INFORMATION do not preclude disclosures about this AGREEMENT and amounts paid by LICENSED PARTIES as part of the publication of this AGREEMENT in the Register of Contracts pursuant to Section 12.16 of this AGREEMENT, routinely prepared summary documents or financial reports, nor do they impede or impair LICENSORS' exercise of retained research and publication rights pursuant to Section 2.5, provided that LICENSORS not disclose LICENSEE's CONFIDENTIAL INFORMATION in such publications. These obligations respecting CONFIDENTIAL INFORMATION do not preclude disclosures about this AGREEMENT as part of LICENSEE's registration statements and other filings with the United States Securities and Exchange Commission.

6.4. Upon termination of this AGREEMENT or at a Disclosing Party's request for any reason at any time, the Receiving Party shall:

i. immediately cease using all the Disclosing Party's Confidential Information disclosed hereunder; and

ii. promptly, at the Disclosing Party's instruction, return or destroy all of the Disclosing Party's Confidential Information disclosed hereunder, including any copies, extracts, summaries or derivative works of such Confidential Information, and upon request certify in writing to the Disclosing Party the completion of such return and/or destruction; provided, however, that the Receiving Party may retain one copy solely for legal archival purposes and such copy shall continue to be kept strictly confidential in accordance with the terms of this Article 6.

6.5. The Disclosing Party assumes no liability for injury, loss or damage arising from, and makes no representation in connection with, the use of any Confidential Information by the Receiving Party, except in cases of negligence or willful misconduct on the part of the Disclosing Party.

7. DISCLAIMERS, LIABILITY LIMITATION

7.1. DISCLAIMER. LICENSORS MAKE NO WARRANTIES UNDER THIS AGREEMENT. ALL TANGIBLE AND INTANGIBLE MATTER, INTELLECTUAL PROPERTY, TECHNOLOGY, RIGHTS, DATA, KNOW-HOW, AND MATERIALS ("DELIVERABLES") LICENSED, GRANTED, OR PROVIDED BY LICENSORS ARE "AS IS." LICENSORS MAKE NO REPRESENTATIONS WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, AS TO ANY MATTER INCLUDING WARRANTY OF FITNESS FOR

PARTICULAR PURPOSE, MERCHANTABILITY, USEFULNESS, TITLE, NONINFRINGEMENT, VALIDITY, ENFORCEABILITY, USE, UTILITY, SCOPE, OR SUCCESFUL OPERATION OF DELIVERABLES.

7.2. **LIMITS OF LIABILITY**. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES, SUCH AS LOSS OF PROFITS OR INABILITY TO USE DELIVERABLES, HOWEVER ARISING, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Under no circumstances shall LICENSORS be liable for damages in excess amounts received by LICENSORS under this AGREEMENT during the 12 months prior to the event giving rise to the claim for damages.

8. INDEMNITY AND INSURANCE

8.1. **Indemnification**. LICENSEE and each applicable LICENSED PARTY (each an "Indemnitor" and collectively "Indemnitors") shall protect, defend, and indemnify the INDEMNITEES from and against any claims, losses, or damages of third parties (i) allegedly arising from or related in any way to any act or omission of an Indemnitor performing or exercising rights granted under this AGREEMENT, or (ii) allegedly caused by or arising in any way from LICENSED PRODUCTS. Indemnitors shall pay to defend the INDEMNITEES against any claim subject to this Section 8.1 with counsel reasonably acceptable to LICENSORS, and shall pay and/or hold the INDEMNITEES harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any such lawsuit, claim, demand or other action, whether or not any INDEMNITEE is named as a party defendant in any such lawsuit and whether or not the INDEMNITEES are alleged to be negligent or otherwise responsible for any injuries to persons or property.

8.1.1. **Exclusions**. The LICENSED PARTY Indemnification obligation as stated herein excludes: (i) claims arising solely from the practice by LICENSORS of their retained rights under Section 2.5 of this AGREEMENT; and (ii) claims arising solely from the negligent use or administration by an INDEMNITEE of a LICENSED PRODUCT (but any related claim of product liability or Indemnitor negligence shall remain subject to Indemnification).

8.1.2. **Notice, Cooperation, and Participation**. LICENSORS or a an INDEMNITEE shall provide LICENSEE with prompt notice of any claims subject to indemnification, and will provide reasonable cooperation in the investigation and defense of such claims. LICENSORS shall have the right to participate in the defense of any claim with counsel of its choice and at its own expense. LICENSORS shall have the right to approve any settlement against LICENSORS or that imposes any liability or obligation on LICENSORS, such approval not to be unreasonably withheld. LICENSORS shall not be entitled to indemnification if it concludes any settlement or compromise of a claim without the prior written consent of LICENSEE, which consent shall not be unreasonably withheld, delayed, or conditioned.

8.2. **Insurance.** LICENSEE shall, continuing throughout the term of this AGREEMENT and for a period of three years thereafter, obtain and maintain, in full force and effect and at LICENSEE's sole cost and expense, the insurance coverage as set forth in

Exhibit E. LICENSEE shall provide written proof of such insurance coverage to LICENSORS within 30 days of EXECUTION DATE or initial coverage, whichever is later, and each renewal thereof. This AGREEMENT and the licenses granted herein shall immediately and automatically terminate in the event LICENSEE or a LICENSED PARTY (as applicable) fails to obtain the required insurance or if the insurance lapses or is cancelled.

8.3. **Survival**. The foregoing indemnification obligations shall survive termination or expiration of this AGREEMENT, and shall not be subject to any limitation of liability set forth in this AGREEMENT.

9. **PATENTS**

9.1. **Title and Authority.** LICENSORS shall retain and hold title to all patents and patent applications included in the PATENT RIGHTS. LICENSORS retain all decision-making authority with respect to patent filing and prosecution of the PATENT RIGHTS, subject to LICENSEE's rights in Sections 9.2 and 9.3 of this Agreement.

9.2. **Domestic Filing and Prosecution.** LICENSORS shall have sole control over the selection of counsel, filing, prosecution, maintenance and management of all issued patents and pending and future patent applications in the United States that are subject to this AGREEMENT. LICENSORS, at LICENSEE's expense, shall have the right to file, prosecute and maintain all patents and patent applications included in the PATENT RIGHTS. LICENSORS shall request its patent counsel to timely copy LICENSEE on all official actions and written correspondence with any patent office and to afford LICENSEE an opportunity to comment on prosecution matters. LICENSEE may elect to abandon its participation in, and rights to, a patent application or issued patent filed in the United States, provided that LICENSEE notifies LICENSORS in writing at least ninety (90) days before any due date for any pending Office Action or matter or any maintenance fee due date in the case of an issued patent. Such election shall not relieve LICENSEE of the obligation to reimburse LICENSORS for PATENT COSTS and PAST PATENT COSTS associated with such application that were incurred before LICENSORS received actual notice of LICENSEE's abandonment. Thereafter, LICENSORS may file, prosecute, and/or maintain such patent applications or patents at their own expense and for their own benefit and any PATENT RIGHTS granted on such applications or patents shall be excluded from the LICENSED PATENTS. Failure to provide such notification may be considered by LICENSORS to be LICENSEE's authorization to proceed at LICENSEE's expense.

9.3. **Foreign Filing and Prosecution.** Upon LICENSEE's written request and at LICENSEE's expense, LICENSORS will file and prosecute PATENT RIGHTS in one or more foreign jurisdiction. LICENSORS or its designee shall have sole control over the selection of counsel, filing, prosecution, maintenance and management of all foreign issued patents and pending and future patent applications that are subject to this AGREEMENT. Upon written notification to LICENSORS and its patent counsel at least ninety (90) days in advance of any filing, response, or fee deadline, LICENSEE may elect to abandon its participation in, and rights to, a patent application filed in a foreign jurisdiction. Such election shall not relieve LICENSEE

of the obligation to reimburse LICENSORS for PATENT COSTS and PAST PATENT COSTS associated with such application that were incurred before LICENSORS received actual notice of LICENSEE's abandonment. Thereafter, LICENSORS may file, prosecute, and/or maintain such foreign patent applications or patents at their own expense and for their own benefit and any PATENT RIGHTS granted on such applications or patents shall be excluded from the LICENSED PATENTS.

9.4. Common Interest. All non-public information exchanged between LICENSORS and the LICENSED PARTIES or their respective counsel regarding preparation, filing, prosecution, and maintenance of the PATENT RIGHTS shall be deemed CONFIDENTIAL INFORMATION. In addition, the parties acknowledge and agree that, with respect to such preparation, filing, prosecution and maintenance of the PATENT RIGHTS, the interests of the parties are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The parties agree and acknowledge that they have not waived, and nothing in this AGREEMENT constitutes a waiver of, any legal privilege concerning the PATENT RIGHTS or the CONFIDENTIAL INFORMATION, including privilege under the common interest doctrine and similar or related doctrines.

9.5. INFRINGEMENT.

9.5.1. Notification of Infringement by third party. Each party will promptly notify the other in writing in the event it discovers, receives notice of, or otherwise reasonably suspects infringement by a third party.

9.5.2. Suits for Infringement. LICENSEE shall have the first right, at its own expense, to initiate and prosecute an infringement action against one or more third parties to enforce the LICENSED PATENTS in the FIELD OF USE in the LICENSED TERRITORY, provided that LICENSEE: (i) notifies LICENSORS at least ninety (90) days in advance of any such suit; (ii) does not file said action without the prior written consent of LICENSORS; and (iii) carefully considers the views of LICENSORS and the public interest in making its decision whether or not to file suit. LICENSEE: (i) shall not initiate an infringement action in the absence of a good faith belief in the infringement, validity and enforceability of the asserted claims after reasonable investigation, (ii) shall at all times keep LICENSORS informed as to the status of the action and shall consult with LICENSORS throughout the action; and (iii) shall at all times carefully consider the views of LICENSORS with respect to any infringement action, including, for example, choice of litigation counsel, venue, and litigation strategy. LICENSEE shall pay to LICENSORS 20% of any monetary award, settlement or recovery, net of all reasonable LICENSEE and LICENSORS attorneys' fees and out-of-pocket costs and expenses paid to third parties by LICENSEE and/or LICENSORS in connection with each suit or settlement.

9.5.3. Party Communications. All communications concerning a suit or potential suit against a third party between LICENSORS and LICENSEE shall be treated as CONFIDENTIAL INFORMATION and are agreed to be subject to

all available privileges and protections including the joint defense privilege and common interest privilege. Settlement or other voluntary final disposition of the suit may not be concluded without the prior written consent of LICENSORS. LICENSORS shall reasonably cooperate in any such litigation at LICENSEE's expense.

9.5.4. **LICENSORS' Secondary Right to Enforce**. LICENSEE understands and agrees that LICENSORS have no obligation to bring suit against third parties for infringement of the LICENSED PATENTS. In the event LICENSEE does not initiate an infringement action within ninety (90) days after its discovery of or receiving notification of alleged infringement, LICENSORS may initiate and prosecute such infringement action in its sole discretion and on its own behalf. LICENSEE shall reasonably cooperate in such litigation at LICENSORS' request, including as a co-plaintiff, and agrees to provide any evidence, witnesses or other support of litigation as needed at its own expense. Upon initiation of an infringement action by LICENSORS, LICENSORS shall have the sole right to seek resolution of the alleged infringement through litigation, settlement agreement or otherwise. After the ninety day period of discovery/notice has elapsed, LICENSEE shall not be permitted to transfer its rights or sublicense the LICENSED PATENTS or otherwise reach an agreement with any suspected infringer that would impact LICENSORS' action in any way. Any recovery from LICENSORS' action shall be for LICENSORS' sole benefit and account. All communications concerning a suit or potential suit against a third party between LICENSORS and LICENSEE shall be treated as CONFIDENTIAL INFORMATION and are agreed to be subject to all available privileges and protections including the joint defense privilege and common interest privilege.

9.6. **Third Party Invalidity Actions.** LICENSEE shall defend at LICENSEE's expense any declaratory judgment or other action brought by a third party naming LICENSEE and/or LICENSORS as a defendant and alleging invalidity of any of the PATENT RIGHTS unless such action is brought as a counterclaim to a suit against the third party initiated by LICENSORS pursuant to LICENSORS' secondary right to enforce. LICENSORS may, in its sole discretion and at its own expense, assume control of the defense of any third party action naming any of the LICENSORS as a defendant, in which case LICENSEE shall cooperate fully with LICENSORS in such defense at its own expense.

9.7. **Waiver of Invalidity Claims.** LICENSEE, on behalf of itself, AFFILIATEs, and SUBLICENSEEs, understands and agrees that transfer of LICENSED RIGHTS under this AGREEMENT will confer substantial benefits to them, even in the absence of one of more VALID CLAIMS. Such benefits include "early mover" advantage. In addition, LICENSEE on behalf of itself, AFFILIATEs, and SUBLICENSEEs understands and agrees that the consideration paid for LICENSED RIGHTS reflects the nature and risks of early-stage technology, and the consideration required for a license to later stage technology would be significantly higher. Accordingly, each LICENSED PARTY agrees that it shall not initiate any action or proceeding to invalidate PATENT RIGHTS and hereby waives any rights they may have to do so.

9.8. Patent Challenges. Notwithstanding the foregoing, if a LICENSED PARTY initiates an action or proceeding challenging the validity or scope of PATENT RIGHTS or that a LICENSED PRODUCT practices the PATENT RIGHTS, the following shall apply:

(a) LICENSORS may terminate this AGREEMENT upon written notice to LICENSEE and/or the LICENSED PARTY.

(b) No payments or reports required by this AGREEMENT shall be suspended or delayed during any challenge to PATENT RIGHTS and no such payments shall be subject to refund or recoupment for any reason.

(c) Not less than ninety (90) days prior to initiating any challenge to a PATENT RIGHTS, the party challenging PATENT RIGHTS (the "Challenging Party") shall provide written notice of the expected challenge to LICENSORS which shall include a clear statement of the factual and legal basis for the challenge, and an identification of all prior art, documents, products or other matter the Challenging Party believes to provide a basis for such challenge.

(d) If such action or proceeding determines that at least one claim of the PATENT RIGHTS is a VALID CLAIM or practiced by a LICENSED PRODUCT, LICENSEE and the Challenging Party shall, thereafter, pay to LICENSORS (through JHU) three times all payment amounts which LICENSEE and Challenging Party would otherwise be required to be paid under this AGREEMENT, other than PATENT COSTS. LICENSEE shall not be obligated to pay increased charges if it is not a party to the challenge to PATENT RIGHTS, has not assisted or facilitated the challenge, and has fully cooperated with LICENSORS in the defense of such challenge. Notwithstanding the immediately preceding sentence, pursuant to Section 2.3 of this AGREEMENT, LICENSEE shall be liable for the payments of increased charges by any AFFILIATE and SUBLICENSEE who is a Challenging Party.

9.9. Marking. All LICENSED PRODUCTS shall be marked with the number of the applicable licensed patent(s) in accordance with each country's patent laws.

10. <u>DISPUTES</u>

10.1. Governing Law, Jurisdiction and Venue. This AGREEMENT shall be construed, and legal relations between the parties shall be determined, in accordance with the laws of the State of Maryland applicable to contracts executed and wholly to be performed within the State of Maryland without giving effect to the principles of conflicts of laws. Any disputes between the parties to the AGREEMENT shall be brought in the state or federal courts located in Baltimore, Maryland. Both parties hereby waive their right to a jury trial and consent to jurisdiction in such courts with respect to any disputes between them.

10.2. Resolution. The parties shall attempt in good faith to resolve all disputes through means other than litigation, such as mediation, arbitration, or structured negotiations. Each party agrees that, prior to initiating litigation, it will confer with other party about alternatives to litigation that may enable them to resolve the dispute fairly and

efficiently.

11. TERM AND TERMINATION

11.1. Term. The term of this AGREEMENT shall commence on the EFFECTIVE DATE and shall continue until the date of expiration of the last to expire patent included within PATENT RIGHTS, or if no patents issue, then for 20 years from the EFFECTIVE DATE. LICENSEE shall not make, use, sell, import, export or offer for sale any LICENSED PRODUCTS after termination (but not expiration) of this AGREEMENT

11.2. Licensee Termination for Convenience. LICENSEE may terminate this AGREEMENT upon ninety (90) days' advance written notice.

11.3. LICENSORS Termination for Cause. LICENSORS may terminate this AGREEMENT upon thirty (30) days' written notice to LICENSEE in the event of any material breach hereof, provided that LICENSEE does not cure such breach prior to expiration of such thirty (30) day period. LICENSORS may terminate this AGREEMENT immediately upon written notice to LICENSEE in the event of a material breach that is incapable of cure. A material breach may include:

(a) LICENSEE's delinquency with respect to payment or reporting;

(b) Failure to timely achieve a MILESTONE specified in Exhibit A-3 or otherwise failing to diligently develop, commercialize, and sell LICENSED PRODUCTS throughout the term of this AGREEMENT;

(c) Non-compliance with record keeping or audit obligations as stated in Articles 3 and 5 of this AGREEMENT;

(d) Voluntary bankruptcy or insolvency of LICENSEE.

(e) Non-compliance with LICENSEE'S insurance obligations.

(f) Non-compliance with LICENSEE'S obligations pursuant to Section 2.4 of this AGREEMENT in relation to SUBLICENSES, upon thirty (30) days' written notice to LICENSEE in the event of such non-compliance, provided that LICENSEE does not cure such non-compliance prior to expiration of such thirty (30) day period.

11.4. Licensee Obligations Upon Termination or Expiration. Upon expiration or termination of this AGREEMENT for any reason, LICENSEE shall remit payment to LICENSORS (through JHU) for all amounts due or incurred prior to the effective date of termination, and any non-cancellable expenses (such as PATENT COSTS) undertaken prior to termination.

11.5. Effect of Termination. Upon termination of this AGREEMENT pursuant to 11.2 or 11.3, all rights and licenses granted by LICENSORS to LICENSEE under this AGREEMENT shall terminate and all rights in, to, and under the LICENSED RIGHTS will revert to LICENSORS.

12. MISCELLANEOUS

12.1. Use of Name. LICENSEE may not use the name, trademarks, logos, or trade dress of the Institute of Organic Chemistry and Biochemistry of the Academy of Sciences of

the Czech Republic, v.v.i. or of The Johns Hopkins University, The Johns Hopkins Health System, and any of their constituent parts, such as JHU, Johns Hopkins, Hopkins, the Johns Hopkins Hospital, Johns Hopkins Medicine or any contraction thereof (collectively, "The LICENSORS NAMES") or the name of INNOVATORS in any advertising, promotional literature, Web sites, electronic media applications, sales literature, fundraising documents, or press releases and other print or electronic communications without prior written consent from an authorized representative of LICENSORS. Any request to make use of The LICENSORS NAMES shall be made at least thirty (30) business days' in advance of any proposed use and may be made by written request through JHTV and IOCB. LICENSORS shall have the right to list LICENSEE and display the logotype or symbol of LICENSEE on LICENSORS' websites, social media pages, and other online as well as offline presentations, and on LICENSORS publications as a licensee of LICENSORS technology.

12.2. **Independent Parties.** Nothing in this AGREEMENT shall be construed to create any agency, employment, partnership, joint venture or similar relationship between the parties other than that of a licensor/licensee. Neither party shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty or representation binding on the other.

12.3. **Notice of Claim.** Each party shall give the other party or its representative prompt notice of any suit or action filed, or of any claim made against them arising out of the performance of this AGREEMENT.

12.4. **No Assignment.** Neither party may assign this AGREEMENT, in whole or in part, without the prior written consent of the other party. Notwithstanding the foregoing, LICENSEE may assign this AGREEMENT in accordance with the terms and transfer fee requirements set forth in Exhibit A-4.

12.5. **Notices.** Any notice under any of the provisions of this AGREEMENT shall be deemed given when deposited in the mail, postage prepaid, registered or certified first class mail or by nationally-recognized private mail carrier and addressed to the applicable party at the address stated below, or such other address as such party shall specify for itself by like notice to other party. Transmission of notice by electronic mail is insufficient to meet the requirements of this provision.

If to JHU:

Executive Director
Johns Hopkins Technology Ventures
1812 Ashland Avenue, Suite 110
Baltimore, Maryland 21205

If to IOCB:

Ústav organické chemie a biochemie AV ČR, v. v. i.
Director
Flemingovo nám. 542/2
160 00 Praha 6
Czech Republic

If to LICENSEE:

BullFrog AI Holdings, Inc.
325 Ellington Blvd., #317,
Gaithersburg, MD 20878

LICENSEE contacts by agreement function:

Legal: Vin Singh, MS, MBA
vin@bullfrogai.com

Patent: Thomas Hazel, PhD
thomas@bullfrogai.com

Licensing: Thomas Hazel, PhD
thomas@bullfrogai.com

Billing: Vin Singh, MS, MBA
vin@bullfrogai.com

Insurance: Vin Singh, MS, MBA
vin@bullfrogai.com

Reporting: Vin Singh, MS, MBA
vin@bullfrogai.com

12.6. Export Control. Certain of the LICENSED RIGHTS may be subject to United States laws and regulations (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979) controlling the export of technical data, computer software, laboratory prototypes, and other commodities. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances that such transfers shall not be made to certain foreign countries without prior approval of such agency. LICENSEE or the applicable LICENSED PARTY shall fully comply with such export control laws. LICENSORS make no representation respecting the requirements for such a license, or that, if required, that such a license will be issued.

12.7. Successors and Assigns. This AGREEMENT shall bind and inure to the benefit of the successors and permitted assigns of the parties.

12.8. No Waivers; Severability. No waiver of any breach of any provision of this AGREEMENT shall constitute a waiver of any other breach of the same or other provision of this AGREEMENT, and no waiver shall be effective unless made in writing and signed by the party waiving. Any provision of this AGREEMENT prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted without affecting any other provision of this AGREEMENT, which shall be interpreted so as to most fully achieve the intentions of the parties.

12.9. Entire Agreement. This AGREEMENT supersedes all previous agreements and understandings relating to its subject matter, whether oral or in a writing, and constitutes the entire agreement of the parties and shall not be amended or altered in any respect except in a writing executed by the parties.

12.10. No Agency. LICENSEE agrees that no representation or statement by any LICENSORS employee shall be deemed to be a statement or representation by

LICENSORS, and that LICENSEE was not induced to enter this AGREEMENT based upon any statement or representation of LICENSORS, or any employee of LICENSORS. LICENSORS are not responsible for any publications, experiments or results reported by any LICENSORS employee prior to, or after, the EFFECTIVE DATE, including those reported by any of the INNOVATORS.

12.11. Binding Agreement. Exchange of this AGREEMENT in draft or final form between the parties shall not be considered a binding offer, and this AGREEMENT shall not be deemed final or binding on either party until the final AGREEMENT has been signed by both parties.

12.12. Delays or Omissions. Except as expressly provided by this AGREEMENT, no delay or omission to exercise any right, power or remedy accruing to any party, shall impair any such right, power or remedy to such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default be deemed a waiver of any other prior or subsequent breach or default. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this AGREEMENT, or any waiver on the part of any party of any provisions or conditions of this AGREEMENT, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this AGREEMENT or by law or otherwise afforded to any party, shall be cumulative and not alternative.

12.13. Survival. All representations, warranties, covenants and agreements made in this AGREEMENT and which by their express terms or by implication are to be performed or continue to apply after the execution and/or termination of this AGREEMENT or are prospective in nature shall survive such expiration and/or termination. In addition, and for avoidance of doubt, the following articles shall survive any termination or expiration: Articles 5, 6, 7, 8, 9, 10, and 11.

12.14. No Third-Party Beneficiaries. Nothing in this AGREEMENT shall be construed as giving any person, firm, corporation or other entity, other than the parties and their successors and permitted assigns, any right, remedy or claim under or in respect of this AGREEMENT or any provision hereof.

12.15. Headings. Article headings are for convenient reference and are not a part of this AGREEMENT. All referenced Exhibits are part of this AGREEMENT.

12.16. Contracts Register. The parties acknowledge that this Agreement is subject to obligatory publication under the Czech Act No. 340/2015 Coll., on Special Conditions of Effect of certain Contracts, Publication of these Contracts and on the Register of Contracts (Act on the Register of Contracts). The parties have agreed that prior to disclosure of this Agreement, any and all provisions of this Agreement and appendices hereto designated by the parties as business secrets prior to the signing of this Agreement shall be redacted (blackened); pursuant thereto, the parties hereby designate the following provisions of this Agreement and appendices as business secret. IOCB undertakes to redact (blacken) such provisions prior to disclosure: C14956 and the content of all Exhibits and Attachments attached hereto. The obligatory disclosure of this Agreement pursuant to the Act on the Register of Contracts shall be made by IOCB.

IN WITNESS WHEREOF, the parties have caused this AGREEMENT to be executed in three counterparts, each of which shall be deemed to constitute an original, effective as of EFFECTIVE DATE. The undersigned verify that they have the authority to bind to this AGREEMENT the party on behalf of which they are executing.

This AGREEMENT includes the following Exhibits:

Exhibit A: Financial Terms
- Exhibit A-1: LICENSED RIGHTS, FIELD OF USE, and LICENSED TERRITORY
- Exhibit A-2: PATENT COSTS, Fees, ROYALTIES, and Payment Terms
- Exhibit A-3: MILESTONES
- Exhibit A-4: Permitted Assignment
- Exhibit A-6: Table of LICENSED PATENTS
- Exhibit A-7:

Exhibit B: Definition of Terms
Exhibit C. Quarterly Sales & Royalty Report Form
Exhibit D: Diligence and Annual Report Form
Exhibit E: Insurance
Exhibit F: LICENSED DATA and LICENSED KNOW-HOW

Johns Hopkins University By: [signature] Name: Steven L. Kousouris Title: Executive Director, JHTV Date: 10/3/2022	BullFrog AI Holdings, Inc. By: [signature] Name: Vin Singh, MS, MBA Title: Founder & CEO Date: 9/26/22
Institute of Organic Chemistry and Biochemistry of the Czech Academy of Sciences By: [signature] Name: Jan Konvalinka Title: Director Date: 12 OCTOBER 2022	

<u>Exhibit A</u> (A-1, A-2, A-3, A-4, A-5, A-6, A-7)

<u>Exhibit A-1</u>: <u>LICENSED RIGHTS, FIELD OF USE, and LICENSED TERRITORY</u>

JHU TECH ID, CASE TITLE, and INVENTORS	JHU TECH ID #C14956 – "Mebendazole Prodrugs with Enhanced Solubility and Oral Bioavailability" INVENTORS: Gregory Riggins (JHU), Barbara Slusher (JHU), Rana Rais (JHU), Pavel Majer (IOCB), Tomas Tichy (IOCB), Jan Vavra (IOCB), Andrej Jancarik (IOCB), and Lukas Tenora (IOCB)
LICENSED PATENTS	SEE PATENT TABLE BELOW (EXHIBIT A-6)
LICENSED KNOW-HOW	SEE REFERENCE LIST BELOW FOR BOTH KNOW-HOW AND DATA (EXHIBIT F)
LICENSED DATA	SEE REFERENCE LIST BELOW FOR BOTH KNOW-HOW AND DATA (EXHIBIT F)
FIELD OF USE	Treatment of any human or animal disease, disorder, or condition
LICENSED TERRITORY	WORLDWIDE

Exhibit A-2

PATENT COSTS, Fees, ROYALTIES, and Payment Terms

UPFRONT LICENSE FEE	One hundred thousand US Dollars (USD $100,000), payable as listed below: (a) Twenty five (25) thousand US Dollars (USD $25,000) upon execution of this AGREEMENT, in partial consideration (due within 30 days of the EFFECTIVE DATE); and (b) Seventy five (75) thousand US Dollars (USD $75,000) upon the earlier of (i) completion of BullFrog AI IPO, (ii) $10 million USD financing, or (iii) within nine (9) months of the EFFECTIVE DATE. LICENSEE will notify LICENSORS no more than fifteen days following completion of (b) (i) or (b)(ii).
PAST PATENT COSTS	$33,265.31 payable as follows: (a) $11,619.08 within thirty (30) days of invoice after the Effective Date (b) $11,646.23 within four (4) months of the Effective Date (c) $10,000.00 within ten (10) months of the Effective Date **LICENSEE acknowledges that the listed costs are an ESTIMATE ONLY and that the total historical patent costs shall be adjusted as filing costs are invoiced to JHU.**
MINIMUM ANNUAL ROYALTY ("MAR")	Due by January 1 of each calendar year: 1st year: USD $0,000 due 1/1/2024 2nd year: USD $0,000 due 1/1/2025 3rd year: USD $0,000 due 1/1/2026 4th year: USD $5,000 due 1/1/2027 5th year: USD $10,000 due 1/1/2025 6th year: USD $20,000 due 1/1/2026 7th year: USD $30,000 due 1/1/2027 8th year, etc.: USD $50,000 due 1/1/2028 (until FIRST COMMERCIAL SALE) Upon FIRST COMMERCIAL SALE of a LICENSED PRODUCT the MAR shall be: $150,000 due on January 1 in the year after the FIRST COMMERCIAL SALE.
ROYALTY	4% on LICENSED PRODUCTS
SUBLICENSE NON-ROYALTY CONSIDERATION	The percent of all consideration, as outlined below, received by LICENSEE from a SUBLICENSEE in exchange for grant of SUBLICENSE rights under this AGREEMENT, but <u>excluding</u> (i) any consideration received by LICENSEE for ROYALTIES on SUBLICENSEE SALES (ROYALTIES on SALES by

	SUBLICENSEES will be treated as if LICENSEE made the SALE), and (ii) any payment of PAST PATENT COSTS or PATENT COSTS made by SUBLICENSEE to LICENSEE. a) 25% - Prior to dosing of the first patient in the first Phase II Clinical Trial b) 20% - After dosing of the first patient in the first Phase II Clinical Trial, but prior to dosing of a first patient in a Phase III or REGISTRATIONAL CLINICAL TRIAL c) 15% after dosing of the first patient in a Phase III or REGISTRATIONAL CLINICAL TRIAL

Payment Instructions

Checks are to be made payable to the "Johns Hopkins University."
All check payments from LICENSEE to LICENSORS shall be sent to:

Executive Director
Johns Hopkins Technology Ventures
The Johns Hopkins University
1812 Ashland Avenue, Suite 110
Baltimore, MD 21205
Attention: JHU AGREEMENT No. A41090

or such other addresses which JHU may designate in writing from time to time.

Wire transfers may be made through:

DOMESTIC ACH & WIRE

Johns Hopkins University – JHTV
M&T Bank
1 M&T Plaza
Buffalo, NY 14203
ABA #022000046
Account number: 9864226981
Type of account: depository
CTX format is preferred; CCD+ is also accepted
Attention: JHU AGREEMENT A41090

INTERNATIONAL FED WIRE

Johns Hopkins University – JHTV
M&T Bank
1 M&T Plaza
Buffalo, NY 14203
ABA #022000046
Account number: 9864226981
Type of account: depository
CHIPS ABA number: N/A IBAN number: N/A
Attention: JHU AGREEMENT A41090

LICENSEE shall be responsible for any and all costs associated with wire transfers.

Exhibit A-3

MILESTONES

All milestone payment fees are denoted in United States dollars (USD), unless otherwise noted

Date or Deadline	Description of MILESTONE	Milestone Payment Fee
Within 6 months of EFFECTIVE DATE	Financing of $10M in LICENSEE	NO FEE
None	Upon issuance of a first patent in the US	$25,000
None	Upon issuance of a first patent in Europe	$25,000
Within 6 months of EFFECTIVE DATE	Submission of Development Plan to LICENSORS/JHTV	NO FEE
Within 36 months of EFFECTIVE DATE	Submission of IND for each LICENSED PRODUCT	$50,000
Within 72 months of EFFECTIVE DATE	Upon COMPLETION of a phase I clinical trial for each LICENSED PRODUCT	$250,000
Within 108 months of EFFECTIVE DATE	Upon COMPLETION of a phase II clinical trial for each LICENSED PRODUCT	$500,000
None	Upon dosing of a first patient in a phase III clinical trial for each LICENSED PRODUCT	$750,000
None	MARKET APPROVAL for each LICENSED PRODUCT – US (FDA)	$750,000
None	MARKET APPROVAL for each LICENSED PRODUCT – outside of US	$500,000
None	FIRST COMMERCIAL SALE for the first LICENSED PRODUCT	NO FEE
None	First twenty (20) million dollars (USD $20,000,000) NET SALES REVENUE of a LICENSED PRODUCT in the United States	$1,000,000
None	First year cumulative NET SALES REVENUE of a LICENSED PRODUCT exceeds $100M	$2,000,000
None	First year cumulative NET SALES REVENUE of a LICENSED PRODUCT exceeds $500M	$10,000,000
None	First year cumulative NET SALES REVENUE of a LICENSED PRODUCT exceeds $1000M (i.e., $1B)	$20,000,000

a) Pursuant to Section 3.1 of the AGREEMENT, milestone payment fees set forth in the above table shall be payable within thirty (30) days of each LICENSED PRODUCT achieving such MILESTONE.

b) In the event that a Phase I, II and/or Phase III clinical trial is conducted at JHU, LICENSEE is excused from making the accrued related milestone payments fees to LICENSORS

(through JHU) until the earlier of, a clinical trial milestone is met where such sites include at least two (2) sites other than JHU or IOCB or the milestone for the receipt of regulatory approval from the FDA (or marketing approval from a foreign equivalent of the FDA) ("MARKET APPROVAL") is met. Under such circumstance, LICENSEE agrees that it will pay the accrued Phase I, II and/or Phase III milestone payments fees upon completion and when it submits milestone payment fee to LICENSORS (through JHU) for MARKET APPROVAL. Further, in the event that a Phase I and/or Phase II and/or Phase III clinical trial is not required for MARKET APPROVAL, LICENSEE agrees that it will pay the accrued Phase I and/or Phase II and/or Phase III milestone payment fees otherwise due under Phase I through Phase III milestones when it submits milestone payment fee to LICENSORS for MARKET APPROVAL.

c) The milestones described above shall be deemed achieved if the objectives are met by LICENSEE or any SUBLICENSEE. Any amounts payable by LICENSEE hereunder may be assigned to, and payable by, a SUBLICENSEE.

Exhibit A-4

Permitted Assignment

1. LICENSEE may assign this AGREEMENT as part of a sale or merger of substantially all of LICENSEE's business or assets, regardless of whether such a sale occurs through an asset sale, stock sale, merger or other combination, provided:

   (a) LICENSEE provides written notice to LICENSORS at least thirty (30) days in advance of such assignment;

   (b) The assignee agrees, in a writing delivered to LICENSORS, to be bound by all provisions of this AGREEMENT; and

   (c) LICENSEE remits an assignment fee to LICENSORS (through JHU) equal to the greater of

      i. twice the MAR applicable to the year when the assignment will be completed; OR

      ii. one hundred thousand US dollars (USD $100,000)

Exhibit A-6

Table of LICENSED PATENTS

JHU ID	Title	Serial Number	File Date	Application Type	Country	Status
P14956-01	Mebendazole Prodrugs with Enhanced Solubility and Oral Bioavailability	62/627,810	2/8/2018	Provisional	US	Expired
P14956-02	Mebendazole Prodrugs with Enhanced Solubility and Oral Bioavailability	PCT/US2019/017291	2/8/2019	PCT	PCT-Parent	Expired
P14956-03	Mebendazole Prodrugs with Enhanced Solubility and Oral Bioavailability	16/967,924	8/6/2020	PCT	US	
P14956-04	MEBENDAZOLE PRODRUGS WITH ENHANCED SOLUBILITY AND ORAL BIOAVAILABILITY	2019216757	2/8/2019	PCT	Aus	
P14956-05	MEBENDAZOLE PRODRUGS WITH ENHANCED SOLUBILITY AND ORAL BIOAVAILABILITY	19751700.6	2/8/2019	PCT	EPO	
P14956-06	MEBENDAZOLE PRODRUGS WITH ENHANCED SOLUBILITY AND ORAL BIOAVAILABILITY	3,090,691	2/8/2019	PCT	Canada	

Exhibit B

DEFINITIONS

"AFFILIATE" means any corporation, licensee, partnership, joint venture or other entity, which controls, is controlled by or is under common control with LICENSEE, as evidenced by the direct or indirect ownership of at least 50% of voting rights governing the entity or the contractual power to control such rights.

"COMBINATION PRODUCT" means a collection or group of products sold together (such as in a kit or package) that contains (i) a LICENSED PRODUCT and (ii) one or more other functional products ("Other Products") that has been sold separately for use without the LICENSED PRODUCT and which is not essential to the use or practice of the LICENSED PRODUCT. For example, a diagnostic panel comprising a LICENSED PRODUCT and an independent diagnostic biomarker.

"COMPLETION" of a clinical trial milestone means receipt by the LICENSEE of TOP-LINE data for that trial.

"CONFIDENTIAL INFORMATION" means information disclosed by a party (the "Disclosing Party") to the other party (the "Receiving Party") in connection with performance of this AGREEMENT that (i) concern the LICENSED RIGHTS and has been maintained by the Disclosing Party as nonpublic or proprietary information, and (ii) is marked Confidential or otherwise expressly designated as Confidential. To be deemed CONFIDENTIAL INFORMATION, oral disclosures must (i) concern the LICENSED RIGHTS, have been maintained by the Disclosing Party as nonpublic or proprietary information, and be described in writing as confidential by the Disclosing Party within fourteen (14) days of disclosure to the Receiving Party. CONFIDENTIAL INFORMATION does not include information that (a) was already in the Receiving Party's possession before the disclosure by the Disclosing Party; (b) has been published or is later published, unless such publication is a breach of this AGREEMENT; (c) is received by the Receiving Party from a third party not under an obligation of confidentiality; or (d) is independently developed by the Receiving Party's employees who did not have access to CONFIDENTIAL INFORMATION.

"DISCOVERED PRODUCT" means a product, material, or service that is identified, selected or determined to have utility in whole or in part by the use of a LICENSED PRODUCT, including the use of a screening method or assay covered by the LICENSED RIGHTS.

"EXECUTION DATE" means the date that the last party to sign executes this AGREEMENT.

"FIELD OF USE" is defined in Exhibit A-1.

"FIRST COMMERCIAL SALE" means the first transfer by a LICENSEE to a third party for value of a LICENSED PRODUCT, with the exemption of materials transferred for use in a clinical trial at a nominal cost to the recipient.

"HUMANITARIAN PURPOSE" means practice of LICENSED RIGHTS in the prevention or treatment of disease in humans by or on behalf of any QUALIFIED HUMANITARIAN ORGANIZATION (including, for clarity, practice of LICENSED RIGHTS by contractors, manufactures or distributors acting for or on behalf of such QUALIFIED HUMANITARIAN ORGANIZATIONs on a fee-for-service, fee-for-product or charitable basis): (i) to manufacture

LICENSED PRODUCTS anywhere in the world for the sole and express purposes of distribution and use of such LICENSED PRODUCTS in one or more LEAST DEVELOPED COUNTRIES, and (ii) to sell or otherwise distribute LICENSED PRODUCTS for use solely in one or more LEAST DEVELOPED COUNTRIES; provided, however, that sales and distribution of LICENSED PRODUCTS shall not be deemed made for humanitarian purposes unless products are distributed at locally-affordable prices.

"INNOVATORS" means the individuals who invented, authored, or created the LICENSED RIGHTS as identified in in Exhibit A-1.

"INDEMNITEES" means IOCB, JHU, The Johns Hopkins Hospital, The Johns Hopkins Health System Corporation, and their affiliated entities, their present and former trustees, officers, INNOVATORS, agents, faculty, employees and students.

"LEAST DEVELOPED COUNTRY" means those jurisdictions so defined by the United Nations Country Classification in the most recent United Nations' publication "Statistical Annex."

"LICENSED DATA" means the data specified in Exhibit A-1 that exists as of the EFFECTIVE DATE of this AGREEMENT.

"LICENSED KNOW-HOW" means the know-how described in Exhibit A-1 that exists as of the EFFECTIVE DATE of this AGREEMENT.

"LICENSED PARTIES" means LICENSEE, AFFILIATE, and/or SUBLICENSEE (as applicable).

"LICENSED PATENTS" means the patents and patent applications listed on Exhibit A-1, and includes any foreign patent applications sharing the same disclosure, and any divisional, continuation, or reexamination applications of the listed patents or applications, and every patent that issues or reissues from such applications.

"LICENSED PRODUCT" means any service, process, method, material, compositions, drug, or other product that (i) comprises, constitutes, or embodies the LICENSED RIGHTS, (ii) requires use or practice of the LICENSED RIGHTS by LICENSED PARTIES or their customers, or (iii) is a DISCOVERED PRODUCT.

"LICENSED RIGHTS" means all rights respecting LICENSED PATENTS, LICENSED DATA, and LICENSED KNOW-HOW granted to LICENSEE in Article 2 of this AGREEMENT.

"LICENSED TERRITORY" means the territory specified in Exhibit A.-1.

"MILESTONE" means a diligence milestone or event specified in Exhibit A-3.

"NET SALES REVENUE" means and includes the gross value of everything of value received by LICENSED PARTIES as consideration for the SALE of LICENSED PRODUCTS or COMBINATION PRODUCTS, including the fair market value of equity, intangible rights, services and other things of value directly provided in return for SALES except for SUBLICENSEE NON-ROYALTY CONSIDERATION, as that term is defined in Exhibit A-2 of this AGREEMENT.

NET SALES REVENUE generated from COMBINATION PRODUCTS shall be determined with the formula: COMBINATION PRODUCT NET SALES REVENUE = NET SALES REVENUE*C/(C+D), where C is the total gross invoice price of the LICENSED PRODUCT when sold separately and D is the total gross invoice price of the Other Product(s) when sold separately. In the event that no such separate sales are made of the LICENSED PRODUCT or Other Product in such COMBINATION PRODUCT during the royalty paying period in question,

NET SALES REVENUE, for the purposes of determining ROYALTY payments shall be calculated using the above formula where C is the commercial value of the LICENSED PRODUCT sold separately and D is the commercial value of the Other Product(s) active ingredients or components sold separately. Any such estimates shall be determined using criteria to be mutually agreed upon by the parties. Such estimates shall be reported to LICENSORS with the reports to be provided pursuant to Section 5.1 hereof. The term "Other Products" does not include solvent, diluents, excipients, buffers or the like used in formulating a product.

NET SALES REVENUE excludes the following items, provided they are separately invoiced to and paid by a purchaser of LICENSED PRODUCTS and thereafter paid or remitted by a LICENSED PARTY:

- import, export, excise and sales taxes, and custom duties;
- shipping charges and transportation from the place of manufacture to the customer's premises or point of installation;
- cash, trade or quantity discounts actually granted to end users;
- patient assistance and co-pay programs;
- sales rebates actually paid or credited to end users including managed care rebates and chargebacks; and
- allowances or credits to end users because of rejections or returns.

For clarity, NET SALES REVENUE shall not include SALES between LICENSED PARTY and its AFFILIATES or SUBLICENSES for the purpose of subsequent resale to a third party, but shall include SALES by AFFILIATES or SUBLICENSEES to Third Parties. In the event that the LICENSED PRODUCT is consumed, depleted or exhausted by the AFFILIATE or SUBLICENSEE, then such use shall be deemed a SALE.

"PATENT COSTS" means all costs of prosecuting and maintaining any LICENSED PATENT, including reasonable attorneys' fees and expenses, and fees for patent filing(s), maintenance, annuities, translation, and defense against claims of infringement or invalidity, including fees and costs incurred in administrative proceedings or disputes pursuant to the America Invents Act of 2011 (such as an Inter Partes Review, Post Grant Review or Derivation Proceedings before the U.S. Patent Trial and Appeal Board), incurred by LICENSORS. PATENT COSTS excludes PAST PATENT COSTS.

"PAST PATENT COSTS" means all PATENT COSTS that are incurred by LICENSORS prior to the EXECUTION DATE of this AGREEMENT and are able to be billed to LICENSEE on the EXECUTION DATE. For the avoidance of doubt, those PATENT COSTS incurred before the EXECUTION DATE but not available for billing until after the EXECUTION DATE will be billed as PATENT COSTS.

"PATENT RIGHTS" means the rights granted to LICENSEE in respect of the LICENSED PATENTS (and subject to the rights reserved or maintained by LICENSORS).

"QUALIFIED HUMANITARIAN ORGANIZATION" means any governmental agency, non-governmental agency or other not-for-profit organization that has as one of its bona fide missions to address the public health needs of underserved populations on a not-for-profit basis. For clarity, QUALIFIED HUMANITARIAN ORGANIZATIONS do not include non-governmental agencies

and not-for-profit organizations that are formed or established for the benefit of any for-profit entity.

"REGISTRATIONAL CLINICAL TRIAL" means, with respect to a given Product, either: (a) a Phase III Clinical Trial with such Product; or (b) a Phase IIb Clinical Trial that, at the time of commencement, is expected to be the basis for initial Regulatory Approval of such Product.

"ROYALTIES" means payments owed to LICENSORS in consideration of the rights granted to LICENSED PARTIES under this AGREEMENT that are determined as a percentage of NET SALES REVENUE as explicitly set forth in Exhibit A-2 of this AGREEMENT.

"SALE" means a sale, license, lease, performance, transfer, delivery, contract to provide, or other disposition or conveyance for value of a LICENSED PRODUCT.

"SUBLICENSE" means an agreement in which LICENSEE (i) grants or otherwise transfers any of the LICENSED RIGHTS, (ii) agrees not to assert or seek a legal remedy for the practice of LICENSED RIGHTS, or (iii) creates an obligation to grant, assign or transfer any LICENSED RIGHTS to any other entity (other than an AFFILIATE).

"SUBLICENSEE" means any person or entity to which LICENSEE has granted a SUBLICENSE under this AGREEMENT.

"SUBLICENSE NON-ROYALTY CONSIDERATION" is defined in Exhibit A-2 of this AGREEMENT.

"TOP-LINE DATA" means, with respect to a clinical study, a summary of patient demographic data, data for the primary endpoint, and safety data derived from the unblinded, locked clinical trial database.

"VALID CLAIM" means (i) any claim of an issued and unexpired patent within the LICENSED PATENTS that has not been (a) conclusively revoked or held unenforceable, unpatentable or invalid by a competent court or tribunal and which is unappealable or unappealed in the time allowed for appeal, and (b) irrevocably disclaimed, cancelled, withdrawn or abandoned or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (ii) a pending claim of a pending patent application within the LICENSED PATENTS.

Exhibit C

Quarterly Sales and Royalty Report

LICENSEE LETTERHEAD

QUARTERLY SALES & ROYALTY REPORT
FOR LICENSE AGREEMENT BETWEEN
THE JOHNS HOPKINS UNIVERSITY
AND
LICENSEE NAME

Effective Date ______________

JHU Agreement No.: _AXXXXX_______________

JHU Technology Case Nos.: _CXXXXX_;__________;__________;__________ (please include all JHU licensed cases)

Period: **From** [ ] **To** [ ] **Calendar Quarter:** [ ]

TOTAL ROYALTIES DUE FOR THIS PERIOD: [$ -]

If the licenses granted in the Agreement cover several product/service lines, please prepare a separate summary report for each **LICENSED PRODUCT/LICENSED SERVICE** line.

If units were sold by any **AFFILIATES**, **SUBLICENSEES** or any party other than **LICENSEE**, please identify the entity and prepare a separate royalty chart.

Report Type: (Please indicate)

Single Licensed Product/Licensed Service Summary Report (Specify which, prepare chart for both as appropriate)

Trademark of Licensed Product or Licensed Service Summary Report (Specify which, prepare chart for both as appropriate)

Multi-Licensed Product/Multi-Licensed Service Summary Report (Specify which, prepare chart for both as appropriate)

Mandatory Provisions:

Product ID	Product Name	JHU Case Nos.	First Commercial Sale Date	Country	Units Sold	Gross Sales	*Less Allowances	Any Apportionment taken	Net Sales	Royalty Rate	Conversion Rate (to USD)	Period Royalty Amount (USD)
									0.00		1.0000	0.00
									0.00		1.0000	0.00
									0.00		1.0000	0.00
									0.00		1.0000	0.00
									0.00		1.0000	0.00
TOTAL					**0.00**	**0.00**	**0.00**		**0.00**			**0.00**

*On a separate page, please indicate the reasons for any significant adjustment. Please also note any unusual occurrences that affected royalty payment amounts during this period.

Check here if you need JHTV to send an invoice: [Yes or No]

Check here if PO number is needed on JHTV invoice: [Yes or No] **Purchase Order No.:** [ ]

Certification:

I hereby certify, as a duly authorized officer of **LICENSEE**, that the information set forth above is correct and complete and meets all of the reporting requirements set forth in the Agreement.

Name: ______________________________

Title: ______________________________

Date: ______________________________

Contact Informaton:

Telephone No. ____________________

Email: ____________________

Exhibit D

Diligence and Annual Report

LICENSEE Name: ____

JHU Agreement Number: __A41090________________________________

JHU Reference Number(s) C14956, ________, ________, ______,

Reporting Period: From ______________ To ______________

A description of progress by LICENSED PARTIES toward commercialization of LICENSED PRODUCTS, including work completed, key scientific discoveries, summary of work-in-progress, current schedule of anticipated events or MILESTONES, market plans (if any), significant corporate transactions and documents sufficient to evidence each.

A description and documentation of all FDA or other governmental filings and/or approvals regarding any LICENSED PRODUCT or LICENSED RIGHTS.

Certificate of Insurance or other evidence of insurance

_______ is attached

Identification of all LICENSED PARTIES (AFFILIATE and SUBLICENSEE):

________ NONE
________ List attached with description of rights exercised.

SUBLICENSE(s) entered during the year:

______ NONE
(copy of each SUBLICENSE attached)

A description of any Material Event (e.g., change of control, name change or other significant change related to this AGREEMENT or LICENSEE:

________ NONE

Details:

SEND DILIGENCE AND ANNUAL DILIGENCE REPORT TO:

Via mail or private mail carrier:

Licensee Reporting Group

Johns Hopkins Technology Ventures

The Johns Hopkins University

1812 Ashland Avenue, Suite 110

Baltimore, MD 21205

Telephone for overnight courier: 410-614-0300

Via email (Preferred):

JHTVReports@JHU.EDU
martin.fusek@uochb.cas.cz

Expect Auto-Reply

No Auto-Reply?

Contact:

Marlene Moore at

mmoore26@jhmi.edu or 410-614-0300

Interested in reporting via our Licensee Reporting Portal? Contact us at JHTVReports@JHU.edu to request details about this reporting option.

Exhibit E

Required Insurance Coverages

1. **Assumption of Liability**. LICENSEE hereby assumes full liability for any and all lawsuits, claims, demands, judgments, costs, fees (including attorney's fees), expenses, injuries or losses arising from or relating to its use of the LICENSED PRODUCTS.
2. **Insurance**. LICENSEE will obtain and maintain Comprehensive General Liability Insurance with a reputable and financially secure insurance carrier acceptable to LICENSORS. Prior to initial human testing or FIRST COMMERCIAL SALE of any LICENSED PRODUCT, LICENSEE will obtain and maintain in addition to the Comprehensive General Liability Insurance, Product Liability Insurance with a reputable and financially secure insurance carrier acceptable to LICENSORS, to cover any liability arising from or relating to the LICENSED PRODUCTS. The insurance policy shall provide minimum coverage in the amounts and subject to the provisions below.
3. **General**. LICENSEE shall obtain and maintain, in full force and effect and at LICENSEE's sole cost and expense insurance policies providing:
   a) Commercial general liability insurance (including coverage and any necessary endorsements for products /completed operations as well as for clinical trials if any such trials are to be performed by or on behalf of LICENSEE) which provides, for each annual policy period, coverage of no less than the minimum limits specified below for injury, death and property damage resulting from each occurrence during the policy period; and
   b) If required by law, worker's compensation insurance.
4. **Initial Policy Limits.** The commercial general liability and products liability coverages shall have the following minimum limits:
   a) Commercial general liability: one million dollars ($1,000,000) each occurrence, two million dollars ($2,000,000) general aggregate. LICENSEE shall have thirty (30) days following the Effective Date to obtain such coverage.
   b) Products liability: From the date immediately prior to initial human testing or first Commercial SALE: $5,000,000 per claim and $10,000,000 in the aggregate.
   c) LICENSORS may periodically evaluate the adequacy of the minimum coverage of insurance and coverage limits specified in this AGREEMENT. LICENSORS reserve the right to require LICENSEE to adjust the insurance coverage by modifying the types of required coverages, the limits and/or financial rating and/or the method of financial rating of LICENSEE's insurers as such changes are required of LICENSORS by its insurance carrier. LICENSORS shall provide LICENSEE with reasonable notice, contingent on LICENSORS receiving timely notice from its insurance carrier, of any proposed modification, and, if so requested by LICENSEE, discuss any proposed modifications in good faith.
5. **Policy Requirements**. Each policy of insurance required by this AGREEMENT shall:
   a) be issued by reputable and financially secure insurance carriers having at least an A- rating (A- rating or above by A.M. Best) and an A.M. Best Class Size of at least VIII,
   b) list each of JHU and IOCB, its trustees, officers, employees, faculty, staff, students, agents

and their successors, heirs and assigns as additional insureds,

c) be endorsed to provide that the insurer waives all subrogation rights it has or may have against any additional insured, and

d) be primary in respect of all additional insureds.

6. **Evidence of Insurance**. LICENSEE shall provide LICENSORS with a Certificate of Insurance from each such insurer which evidences compliance by LICENSEE with its obligations under this AGREEMENT. Upon the request of LICENSORS, LICENSEE shall provide LICENSORS with a copy of the policy, status of claims and claims history respecting any of the insurance required to be maintained by LICENSEE under this AGREEMENT. Further, LICENSEE will not cancel or fail to renew the identified insurance without giving LICENSORS at least thirty (30) days' prior written notice of such cancellation.

7. **Primary Coverage**. All insurance of LICENSEE will be primary coverage; other insurance of LICENSORS and LICENSORS Indemnities will be excess and noncontributory.

8. **Clarifications**. For the avoidance of doubt, the minimum insurance coverage and limits set forth in this AGREEMENT do not constitute a limitation on LICENSEE's liability or obligations to indemnify or defend JHU, IOCB and the INDEMNITEES and any other additional insured under this AGREEMENT.

Exhibit F

LICENSED DATA and LICENSED KNOW-HOW

1. LICENSED KNOW-HOW

a. Zimmermann, Sarah C., Tomáš Tichý, Jan Vávra, Ranjeet P. Dash, C. Ethan Slusher, Alexandra J. Gadiano, Ying Wu et al. "N-substituted prodrugs of mebendazole provide improved aqueous solubility and oral bioavailability in mice and dogs." Journal of medicinal chemistry 61, no. 9 (2018): 3918-3929.

2. LICENSED DATA

a. Mice and Dog Raw Data (unpublished from under the LICENSED KNOW-HOW)

PLASMA DATA (MICE PO 30 MG/KG EQ.)

Time	MBZ-C (nmol/ml)			MBZ from 12 (nmol/ml)		
0	0	0	0	0	0	0
0.25	1.38	1.38	2.28	6.67	12.62	7.88
0.5	3.50	2.65	3.80	11.52	13.21	11.93
1	5.11	3.83	4.60	10.04	5.81	8.60
2	6.86	3.81	3.27	6.36	4.56	5.78
4	2.13	0.73	1.67	3.19	0.88	2.00

BRAIN DATA (MICE PO 30 MG/KG EQ)

Time	**MBZ-C (nmol/g)**			**MBZ from 12 (nmol/g)**		
0	0	0	0	0	0	0
0.25	1.25	1.05	1.91	5.26	13.30	7.42
0.5	3.35	2.60	2.98	7.66	12.58	9.72
1	6.55	4.08	4.54	11.48	4.70	10.44
2	6.38	3.84	2.77	6.27	3.95	4.88
4	1.84	0.68	1.41	2.94	0.64	1.75

DOG PLASMA (2.5 MG/KG EQ. PO)

Time	MBZ-C (nmol/ml)		MBZ from 12 (nmol/ml)	
0	0.0000	0.0000	0.000	0.000
0.25	0.1508	0.0154	0.146	0.000
0.5	0.2105	0.1881	0.724	0.250
1	0.1593	0.1827	0.780	0.546
2	0.1214	0.2884	0.762	0.661
4	0.0335	0.0774	0.236	0.203
8	0.0314	0.0376	0.323	0.243
24*	0*	0*	0.000	0.007
36*	0*	0*	0.000	0.000

b. IV Data (unpublished from under the LICENSED KNOW-HOW)

i. IV Dog

Time		MBZ-IV	MBZ-IV
0.083		1.562798	2.858353
0.25		0.690514	1.193216
0.5		0.237631	0.359207
1		0.120616	0.146884
2		0.053565	0.097301
4		0.005183	0.011457

ii. IV Mebendazole for Paper

Time	Mebendazole	Mebendazole	Mebendazole
0.083	5.56876	5.432974	5.047787
0.25	2.724143	2.687431	2.422323
0.5	1.259677	1.630273	1.112107
1	0.644938	0.622942	0.546684
3	0.102447	0.080894	0.124288